UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 17, 2016

AMERICANN, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54231	27-4336843
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3200 Brighton Blvd., Unit 144
                    Denver, CO 80216
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (303) 862-9000

(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On October 17, 2016, AmeriCann, Inc. (the “Company”) closed the previously announced acquisition of a 52.6-acre parcel of undeveloped land in Freetown, Massachusetts. The deposits of $925,000 previously paid by the Company to the seller, Boston Beer Company, were credited against the total purchase price of $4,475,000. The property is located approximately 47 miles southeast of Boston. The Company plans to develop the property as the Massachusetts Medical Cannabis Center (the “MMCC”). Plans for the MMCC include the construction of sustainable greenhouse cultivation, processing, and infused product facilities that will be leased or sold to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana Program.

Previously, on December 8, 2015, the Company received unanimous approval from the Town of Freetown Planning Board for the development of 977,000 square feet of cultivation and processing infrastructure on the property.

In April 2016, the Company signed definitive agreements with one of a limited number of non-profit organizations that has received a provisional or final registration to cultivate, process and sell medical cannabis by the Massachusetts Department of Public Health to become the initial tenant in the planned MMCC.

As part of a simultaneous transaction, the Company sold the property to Massachusetts Medical Properties, LLC (“MMP”) for approximately $3,572,000, and MMP and the Company entered into a lease, pursuant to which MMP agreed to lease the property to the Company for an initial term of fifty (50) years. The Company has the option to extend the term of the lease for four (4) additional ten (10) year periods. The lease is a triple net lease, with the Company paying all real estate taxes, repairs, maintenance and insurance.

The lease payments will be the greater of (a) $30,000 per month; (b) $0.38 per square foot per month of any structure built on the property; and (c) 1.5% of all gross monthly sales of products sold by the Company, any assignee of the Company, or any subtenant of the Company. The lease payments will be adjusted up (but not down) every five (5) years by any increase in the Consumer Price Index.

Between October 17, 2016 and April 17, 2017, the monthly lease payments will accrue, with all accrued lease payments to be paid to MMP on April 17, 2017. On April 17, 2017, the Company will reimburse MMP’s costs and expenses associated with the acquisition of the property, the lease, and the acquisition of the shares and the warrant from the Company (as further described below).

Under the terms of the lease, the Company has six (6) months to obtain capital funding for the construction of the first phase building. In the event that the Company is unable to raise such funds within said six (6) month period, the Company shall have an additional six (6) month period to do so; provided, that the Company has paid accrued lease payments and closing costs. If the Company is then unable to raise such funds on or before twelve (12) months from October 17, 2016, the lease will terminate.

The Company shall receive credit for the $925,000 paid towards the purchase price in the form of discounted lease payments. For the initial fifty (50) year term of the lease, the lease payments will be reduced by $1,541.67 each month.

In connection with the sale of the property to MMP and the lease, the Company and MMP entered into a Share Purchase Agreement pursuant to which the Company issued to MMP 100,000 shares of its common stock, par value $0.0001 (“Common Stock”), and a warrant to purchase up to 3,640,000 shares of Common Stock at an exercise price of $1.00 per share. The warrant can be exercised at any time on or after October 17, 2018 and on or before October 17, 2020. The warrant does not contain a cashless exercise provision.

Item 2.01     Completion of Acquisition or Disposition of Assets.

The information provided in response to Item 1.01 of this report regarding the acquisition of the property from Boston Beer Company and the sale of the property to MMP is incorporated by reference into this Item 2.01.

Item 3.02     Unregistered Sale of Equity Securities.

The information provided in response to Item 1.01 of this report regarding the issuance of the shares and warrant to MMP is incorporated by reference into this Item 3.02.

The issuance and sale of the shares and the warrant was made in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder. The issuance and sale of the shares and the warrant was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by any investor in connection with the offering.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Number Description

99 MMCC Project Rendering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2016.

AMERICANN, INC.

By:	/s/ Timothy Keogh
Timothy Keogh, Chief Executive Officer

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